UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ATKORE INC.
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Atkore Inc.
16100 South Lathrop Avenue
Harvey, Illinois 60426

SUPPLEMENT TO THE PROXY STATEMENT DATED December 13, 2022 FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON January 27, 2023

On December 13, 2022, Atkore Inc. (the “Company”) made available to its stockholders a definitive proxy statement (the “Proxy Statement”) for the Company’s Annual Stockholders Meeting to be held on January 27, 2023 (the “2023 Annual Meeting”). This Supplement to the Proxy Statement describes recent changes in the proposed nominees for election to the Company’s Board of Directors (the “Board”) and should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Retirement and Withdrawal of Nominee for Election as Director
Effective December 28, 2022, William R. VanArsdale retired from the Board of the Company. At such time, Mr. VanArsdale also retired from his positions as Chair of the Human Resource & Compensation Committee, and as a Member of both the Nominating and Governance Committee and the Executive Committee. Mr. VanArsdale’s retirement from the Board was not the result of any disagreement with the Company.

At this time, the Board has not yet appointed a new Chairperson of the Human Resource & Compensation Committee or additional members to the Executive Committee or the Nominating & Governance Committee. The Board will evaluate leadership succession and intends to consider the appointment of a new Chairperson of the Human Resource & Compensation Committee and additional members of the Executive Committee and the Nominating & Governance Committee at an upcoming meeting of the Board.

Mr. VanArsdale was included as a nominee of the Board in the Company’s Proxy Statement and proxy card for the 2023 Annual Meeting. In light of his retirement, Mr. VanArsdale is no longer standing for re-election to the Board at the 2023 Annual Meeting. The Company’s slate of nominees otherwise remains unchanged for the 2023 Annual Meeting as set forth in the Proxy Statement and proxy card.

Voting Matters
The remaining nominees named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. Any votes submitted for Mr. VanArsdale will be disregarded. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. VanArsdale, which will be disregarded. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. VanArsdale’s name as a nominee for election as a director.

Board Action Taken
As described in the Proxy Statement, on December 12, 2022, the Board approved the temporary expansion of the Board from nine members to ten, effective February 1, 2023, and appointed B. Joanne Edwards as a member of the Board to fill the newly created vacancy, effective immediately following the expansion of the Board from nine directors to ten directors on February 1, 2023. As a result of Mr. VanArsdale’s retirement, the Board has determined to appoint Ms. Edwards to fill the vacancy created by Mr. VanArsdale’s retirement, effective February 1, 2023, and the size of the board will remain at nine members instead of temporarily expanding to ten.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement.

By Order of the Board of Directors

By: /s/ Daniel S. Kelly
Daniel S. Kelly
Vice President, General Counsel and Secretary

Date: December 28, 2022